EXHIBIT 11

		  MINNESOTA MINING AND MANUFACTURING COMPANY
			AND CONSOLIDATED SUBSIDIARIES

		      PER SHARE EARNINGS OF COMMON STOCK


Year ended December 31                     1994          1993           1992

(Millions)
Income before cumulative effect
of accounting changes                     $1,322         $1,263         $1,236

Cumulative effect of accounting changes       --            --              (3)

Net income                                $1,322         $1,263         $1,233


Primary earnings per share:

Income before cumulative effect
of accounting changes                     $ 3.13         $ 2.91         $ 2.82

Cumulative effect of accounting changes      --             --            (.01)

Earnings per share                        $ 3.13         $ 2.91         $ 2.81

Weighted average number of
common shares outstanding            422,955,241    434,312,393    438,173,736


Fully diluted earnings per share: (1)

Income before cumulative effect
of accounting changes                     $ 3.10         $ 2.88         $ 2.79
Cumulative effect of accounting changes      --             --             --

Earnings per share                        $ 3.10         $ 2.88         $ 2.79

Weighted average number of
common shares outstanding            422,955,241    434,312,393    438,173,736

Common equivalent shares               3,706,298      4,331,742      4,253,994

Average number of common
shares outstanding and
equivalents                          426,661,539    438,644,135    442,427,730


All share and per-share data reflect a two-for-one stock split effective March 15, 1994.

	Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

	Fully diluted earnings per share are computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11), despite not being required by APB Opinion No. 15 because it results in dilution of less than 3 percent.